UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

SMF ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 W. Cypress Creek Rd., Suite 400	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 308-4200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on April 15, 2012, SMF Energy Corporation (the “Company”) and its subsidiaries, H & W Petroleum Company, Inc., SMF Services, Inc., and Streicher Realty, Inc. (collectively, the “Companies”), filed a voluntary petition in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).

On April 27, 2012, the Company, H & W Petroleum Company, Inc., and SMF Services, Inc. (the “Debtors”) entered into an asset purchase agreement, as amended from time to time, including without limitation by the first amendment to asset purchase agreement dated May 1, 2012 (collectively the “Agreement”) with Sun Coast Resources, Inc. (“Sun Coast”). Pursuant to the Agreement, Sun Coast proposes to acquire (i) those certain Assets (as defined in the Agreement) associated with the business of the Companies in their various operating locations in the State of Texas and used in such operations as a going concern, and (ii) the Vehicles Outside Texas (as defined the Agreement) not used directly in the operation of the Companies’ business in the State of Texas.  Under the Agreement, Sun Coast would acquire the Assets and Vehicles Outside Texas for a total purchase price of $9.0 million plus the value of the Companies’ inventory that is acquired plus the cure amounts necessary to assume and assign executory contracts (such value being determined as described in the Agreement) (the “Purchase Price”).  Sun Coast has allocated the Purchase Price for purposes of any auction as follows: (i) an amount equal to $4.0 million plus the value of the Companies’ inventory that is acquired plus the cure amounts necessary to assume and assign executory contracts for the Assets, and (ii) an amount equal to $5.0 million for the Vehicles Outside Texas. Sun Coast has also allocated the $5.0 million purchase price for the Vehicles Outside Texas on a vehicle by vehicle basis, all as more particularly described in the Agreement.

Sun Coast entered into the Agreement as the “stalking horse” bidder for the Assets and Vehicles Outside of Texas.  As the stalking horse bidder, Sun Coast’s offer to purchase the Assets and Vehicles Outside of Texas, as set forth in the Agreement, would be the standard by which any other bids to purchase the Assets and Vehicles Outside of Texas would be evaluated.  Other interested bidders who submit qualifying offers would be permitted to participate in the auction of the Assets and Vehicles Outside of Texas. The bidding procedures and bid protections provided to Sun Coast are more particularly described in the Order (as defined below).

The foregoing description of the Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 1.03 Bankruptcy or Receivership

The information set forth in Item 1.01 is incorporated by reference into this Item 1.03.

Item 7.01 Regulation FD Disclosure

The Agreement was filed with the Bankruptcy Court on April 27, 2012 and is subject to the Debtors’ solicitation of higher and better offers pursuant to bidding procedures and an auction process that was approved by the Bankruptcy Court by its Order (the “Order”), dated May 2, 2012. Pursuant to the Order, (a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference) the auction, if any, will be conducted under the supervision of the Bankruptcy Court in accordance with Section 363 of the United States Bankruptcy Code.

In addition, pursuant to such Order, the auction, if applicable, is expected to be held on May 25, 2012 in Ft. Lauderdale, Florida and final sale hearing for the Assets and Vehicles Outside of Texas will be held on May 30, 2012 in the Bankruptcy Court.

The information set forth in this Item 7.01 and the attached Exhibit 99.1 and Exhibit 99.2 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

Forward-Looking Statements

This Report on Form 8-K, including the Exhibits hereto, contains “forward-looking statements.” These statements are based on the Company’s current expectations and assumptions, and as such involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those that the Company now anticipates, including the potential adverse impact of its Chapter 11 cases on the Company’s operations and relationships with customers and suppliers and its ability to close the Agreement with Suncoast or another purchaser. Statements concerning the Company’s expectations after bankruptcy are based on current assumptions and expectations. No assurance can be made that these events will come to fruition. The Company disclaims any obligation to update any forward-looking statements in this Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated April 27, 2012, as Amended May 1, 2012 between the SMF Energy Corporation, H & W Petroleum Company, Inc., SMF Services, Inc. and Sun Coast Resources, Inc. (Schedules to the Asset Purchase Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. Schedules will be furnished to the Commission upon request.)

99.1	Order dated May 2, 2012 granting the Company’s Motion pursuant to 11 U.S.C. §§ 105, 363, and 365 related to the Asset Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2012	SMF ENERGY CORPORATION

	By:	\s\ Soneet R. Kapila
Soneet R. Kapila, Chief Restructuring Officer